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Exhibit 99.1

Samsonite Commences Exchange Offer for All of its Outstanding Floating Rate
Senior Notes Due 2010 and 8 7/8% Senior Subordinated Notes Due 2011

        DENVER, Colorado, August 24, 2004—SAMSONITE CORPORATION (OTC Bulletin Board: SAMC.OB) announced today that it has commenced an offer to exchange (i) new Floating Rate Senior Notes due 2010 that have been registered under the Securities Act of 1933, as amended, for all of its outstanding Floating Rate Senior Notes due 2010 and (ii) new 8 7/8% Senior Subordinated Notes due 2011 that have been registered under the Securities Act of 1933, as amended, for all of its outstanding 8 7/8% Senior Subordinated Notes due 2011 (the "Exchange Offer"). The Exchange Offer is being made in order to satisfy certain obligations of the Company contained in registration rights agreements, dated June 9, 2004.

        The Exchange Offer will expire at 5:00 p.m., New York City time, on September 23, 2004, unless extended by the Company. The Exchange Offer is being made pursuant to the terms and conditions included in the Company's Prospectus, dated August 24, 2004.

        The terms of the new notes are substantially identical to the terms of the outstanding notes for which they are being exchanged, except that the transfer restrictions and registration rights provisions applicable to the outstanding notes do not apply to the new notes.

        The Bank of New York will serve as exchange agent for both the outstanding Floating Rate Senior Notes and the outstanding 8 7/8% Senior Subordinated Notes. Copies of the prospectus and other information relating to the Exchange Offer, including transmittal materials, may be obtained from the exchange agent at the applicable address below.

        For the Floating Rate Senior Notes contact The Bank of New York, Lower Ground Floor, 30 Canon Street, London, EC4M 6XH, Attention: Ms. Julie McCarthy, telephone (+44) 20 7964 6512.

        For the 8 7/8% Senior Subordinated Notes contact The Bank of New York, Corporate Trust Operations, Reorganization Unit, 101 Barclay Street-7 East, New York, NY 10286, Attention: Mr. Duong Nguyen, telephone (212) 815-3687.

        This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the notes.

        The Company is one of the world's largest manufacturers and distributors of luggage and markets luggage, casual bags, backpacks, business cases and travel-related products under brands such as SAMSONITE®, AMERICAN TOURISTER®, LARK®, HEDGREN® and SAMSONITE® black label.

        This press release contains forward-looking statements within the meaning of the federal securities laws relating to the Company's plans to consummate the offering. These statements are based upon the current expectations and beliefs of the Company's management and are subject to certain risks and uncertainties include market conditions and other factors beyond the Company's control and the risk factors and other cautionary statements discussed in the Company's filings with the Securities and Exchange Commission.

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  Exhibit 99.1